Exhibit 10.1
NATIONAL DENTEX CORPORATION
Written Summary of Compensation Arrangements with the
Named Executive Officers effective August 31, 2009

Named Executive Officers	2009 Annual Base Salary

David L. Brown, President and Chief Executive Officer	$400,000
John W. Green, IV, Executive Vice President, Laboratory Operations	$350,000
Richard F. Becker, Jr., Executive Vice President	$240,000
Arthur B. Champagne, Senior Vice President	$185,000
Wayne M. Coll, Vice President, Chief Financial Officer	$200,000
Corporate Executive Incentive Plan — 2009
Each Named Executive Officer will participate in the Corporate Executive Incentive Plan. Calculations are not available until year-end audit is completed and books are closed in 2009.
Supplemental Executive Retirement Plans
Messrs. Brown, Becker and Champagne participate in these plans
Supplemental Laboratory Executive Retirement Plans
Mr. Coll participates in these plans